CONFORMED COPY
PRIVATE & CONFIDENTIAL


                     DATED 8th December 1998




                       GLOBAL MARINE INC.
                          as Guarantor

                               and

                      BMBF (NO.12) LIMITED
                            as Lessor








                             DEED OF
                     GUARANTEE AND INDEMNITY
                           relating to
        Global Marine International Drilling Corporation
      and a Glomar Hull 456 class Deepwater Drillship with
               Harland and Wolff hull number 1740
                 Schedule Number: 52/5050 5371-3







                            LIST OF CONTENTS

Clause  Title                                                Page Number

1.      DEFINITIONS AND INTERPRETATION                            1
1.1     Definitions                                               1
1.2     Interpretation                                            5

2.      GUARANTEE AND INDEMNITY                                   6
3.      DEMANDS AND CERTIFICATES                                  7
4.      TIME AND INDULGENCE                                       8
5.      CONTINUING SECURITY                                       9
6.      NO COMPETITION                                            9
7.      GUARANTOR'S OBLIGATIONS                                  10
8.      REPRESENTATIONS AND WARRANTIES                           10
9.      COVENANTS                                                13
10.     PAYMENTS AND TAXES                                       17
10.1    Payments                                                 17

11.     ADDITIONAL SECURITY                                      19
12.     ACKNOWLEDGEMENT AND DECLARATION                          19
13.     ASSIGNMENT                                               20
13.1    Assignment by Lessor                                     20
13.2    Assignment by Guarantor                                  21

14.     COSTS AND EXPENSES                                       21
15.     MISCELLANEOUS                                            21
15.1    Delay in Enforcement, Waivers etc.                       21
15.2    Variation                                                21
15.3    Invalidity                                               21
15.4    Notices                                                  22
15.5    Applicable Law                                           22
15.6    Counterparts                                             22
15.7    Further Assurances                                       23
15.8    Entire Agreement                                         23

16.     SUBMISSION TO JURISDICTION                               23
17.     JUDGMENT CURRENCY                                        24
18.     NATURE OF DOCUMENT                                       24



THIS GUARANTEE AND INDEMNITY dated  8th December 1998 is made

BETWEEN:

      (1) GLOBAL MARINE INC., a company incorporated under the laws of the State of Delaware in the United States of America and having its principal place of business at 777 North Eldridge Parkway, Houston, Texas 77079, United States of America (the "GUARANTOR"); and

      (2) BMBF (No.12) limited, a company incorporated under the laws of England and Wales with company registration number
      2512609 whose registered office is at Churchill Plaza, Churchill Way, Basingstoke, Hampshire RG21 7GP, England
      (the "LESSOR").

      WHEREAS:

      (A) Pursuant to the Novation Agreement and the Head Lease, the Lessor has agreed, inter alia, to purchase the Vessel from the Builder and lease the same to the Lessee subject to the terms and conditions therein contained.

      (B) The Guarantor desires the Lessor to purchase the Vessel from the Builder, to lease the same to the Lessee, for the purposes of the Lessee sub-chartering the same to the Sub-
      Lessee and the Sub-Lessee entering into the Exxon Contract with the Exxon Party, and to enter into the Lease Documents to which the Lessor is or is to be a party.

      (C) The Lessee and the other Primary Obligors are wholly owned Subsidiaries (US) of the Guarantor.

      (D) It is a condition precedent to the obligations of the Lessor under the Head Lease that the Guarantor executes and delivers this Guarantee and Indemnity to the Lessor.

      NOW IT IS HEREBY AGREED AS FOLLOWS:

      1.     DEFINITIONS AND INTERPRETATION

      1.1    Definitions

             Save as otherwise expressly provided herein, words and expressions used in this Guarantee and Indemnity shall have the meanings, if any, respectively attributed thereto in the Head Lease. In this Guarantee and Indemnity (including the Recitals) the following words and expressions shall have the meanings respectively attributed to them below:

      "ATTRIBUTABLE INDEBTEDNESS" when used with respect to any Sale/Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labour costs and other items which do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination;

      "ASSET" means every kind of property, asset, interest or right, including but not limited to any future or contingent rights to any revenues or other payment which would, in accordance with GAAP consistently applied, be classified as assets on that day;

      "BOARD OF DIRECTORS" means the Board of Directors of the Guarantor or any committee thereof duly authorised, with respect to any particular matter, to act by or on behalf of the Board of Directors of the Guarantor;

      "BOARD RESOLUTION" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Guarantor to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Lessor;

      "CAPITALISED LEASE OBLIGATION" of any person means any obligation of such person to pay rent or other amounts under a lease of property, real or personal, that is required to be capitalised for financial reporting purposes in accordance with GAAP; and the amount of such obligation shall be the capitalised amount thereof determined in accordance with GAAP;

      "CONSOLIDATED NET TANGIBLE ASSETS" means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding the amount of those which are by their terms extendible or renewable at the option of the obligor to a date more than twelve (12) months after the date as of which the amount is being determined and current maturities of long-term debt) and (ii) all goodwill, tradenames, trademarks, patents, unamortised debt discount and expense and other like intangible assets, all as set forth on the most recent quarterly balance sheet of the Guarantor and its consolidated subsidiaries and determined in accordance with GAAP;

      "EMCUMBRANCE" means any mortgage, pledge, lien, charge (whether fixed or floating), assignment, hypothecation, security interest, title retention, preferential right or trust arrangement and any other security agreement or arrangement;

      "FUNDED INDEBTEDNESS" means all Indebtedness (including Indebtedness incurred under any revolving credit, letter of credit or working capital facility) that matures by its terms, or that is renewable at the option of any obligor thereon to a date more than one year after the date on which such Indebtedness is originally incurred;

      "GAAP" means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, as in effect from time to time;

             "GROUP" means the Guarantor and its Subsidiaries (US) from time to time;

      "GUARANTEED AGREEMENTS" means each of the Lease Documents to which the Lessor and the Lessee and/or any other Primary
      Obligor is a party;

      "GUARANTEED OBLIGATIONS" means any and all monies, liabilities and obligations (whether actual or contingent, whether now existing or hereafter arising, whether arising in respect of or attributable to the period prior to the date of this Guarantee and Indemnity or to any time hereafter whether or not for the payment of money, and including, without limitation, any obligation or liability to pay damages and including any interest which, but for the application of bankruptcy or insolvency laws, would have accrued on the amounts in question) which are now or which may at any time and from time to time hereafter be due, owing, payable or incurred or be expressed to be due, owing, payable or incurred from or by the Lessee and/or any other Primary Obligor to the Lessor under or in connection with the Guaranteed Agreements and references to "GUARANTEED OBLIGATIONS" include references to any part thereof;

      "HEAD LEASE" means the lease in respect of the Vessel entered or to be entered into between the Lessor and the Lessee;

      "INDEBTEDNESS" of any person means, without duplication, (i) all indebtedness of such person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit, performance bonds and other obligations issued by or for the account of such person in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third Business Day following demand for reimbursement, (iv) all obligations of such person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business, (v) all Capitalised Lease Obligations of such person, (vi) all Indebtedness of others secured by a Lien on any asset of such person, whether or not such Indebtedness is assumed by such person (provided that if the obligations so secured have not been assumed in full by such person or are not otherwise such person's legal liability in full, then such obligations shall be deemed to be in an amount equal to the greater of (a) the lesser of (1) the full amount of such obligations and (2) the fair market value of such assets, as determined in good faith by the board of directors of such person, which determination shall be evidenced by a board resolution, and (b) the amount of obligations as have been assumed by such person or which are otherwise such person's legal liability), and (vii) all Indebtedness of others (other than endorsements in the ordinary course of business) guaranteed by such person to the extent of such guarantee;

      "JOINT VENTURE" means (1) with respect to properties located in the United States of America, any partnership, corporation or other entity, in which up to and including 50 percent. (50%) of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by the Guarantor and/or one or more Subsidiaries
      (US), and (2) with respect to properties located outside the United States of America, any partnership, corporation or other entity, in which up to and including 60 percent. (60%) of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by the Guarantor and/or one or more Subsidiaries (US). A Joint Venture shall not be a Subsidiary (US);

      "LESSEE" means Global Marine International Drilling
      Corporation, a company incorporated under the laws of the Bahamas and having its registered office at c/o McKinney, Bancroft & Hughes, Mareva House, 4 George Street, PO Box No. 3937, Nassau, Bahamas;

      "LIABILITY" means a liability, loss, charge, claim, proceeding, damage, judgment, enforcement, penalty, fine, fee, cost and expense of whatsoever nature;

      "LIEN" means any mortgage, pledge, lien, encumbrance, charge or security interest. For purposes of this Guarantee and Indemnity, the Guarantor or any Subsidiary (US) of the Guarantor shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalised Lease Obligation or other title retention agreement relating to such asset;

      "PARI PASSU INDEBTEDNESS" means any Indebtedness of the Guarantor, whether outstanding on the date of this Guarantee and Indemnity or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the obligations of the Guarantor under this Guarantee and Indemnity;

      "PERMITTED LIENS" shall mean (i) Liens existing on the date of this Guarantee and Indemnity, (ii) Liens on property or assets of, or any shares of stock of, or other equity interests in, or indebtedness of, any person existing at the time such person becomes a Subsidiary (US) of the Guarantor or at the time such person is merged into or consolidated with the Guarantor or any of its Subsidiaries (US) or at the time of a sale, lease or other disposition of the properties of a person (or a division thereof) as an entirety or substantially as an entirety to the Guarantor or a Subsidiary (US); (iii) Liens in favour of the Guarantor or any of its Subsidiaries (US); (iv) Liens in favour of governmental bodies to secure progress or advance payments;
      (v) Liens securing industrial revenue or pollution control bonds; (vi) Liens on assets existing at the time of acquisition thereof, securing all or any portion of the cost of acquiring, constructing, improving, developing or expanding such assets or securing Indebtedness incurred prior to, at the time of, or within twenty-four (24) months after, the later of the acquisition, the completion of construction, improvement, development or expansion or the commencement of commercial operation of such assets, for the purpose of (a) financing all or any part of the purchase price of such assets or (b) financing all or any part of the cost of construction, improvement, development or expansion of any such assets; (vii) statutory liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings; (viii) Liens on current assets of the Guarantor or any Subsidiary (US) securing Indebtedness of the Guarantor or such Subsidiary (US), respectively (ix) Liens on the stock, partnership or other equity interest of the Guarantor or any Subsidiary (US) in any Joint Venture or any Subsidiary (US) that owns an equity interest in such Joint Venture to secure Indebtedness, provided the amount of such Indebtedness is contributed and/or advanced solely to such Joint Venture; and (x) any extensions, substitutions, replacements or renewals in whole or in part of a Lien enumerated in clauses (i) through (ix) above;

      "PRINCIPAL PROPERTY" means any drilling rig or drillship, or integral portion thereof, owned or leased by the Guarantor or any Subsidiary (US) and used for drilling offshore oil and gas wells, which, in the opinion of the board of directors, is of material importance to the business of the Guarantor and its Subsidiaries (US) taken as a whole, but no such drilling rig or drillship, or portion hereof, shall be deemed of material importance if its net book value (after deducting accumulated depreciation) is less than two percent. (2%) of Consolidated Net Tangible Assets;

      "PRIMARY OBLIGOR" means each member of the Guarantor's Group (other than the Guarantor) which is a party to any Lease
      Document, including in any event the Lessee, the Sub-Lessee and, prior to the Delivery Date, the Option Party;

      "SALE/LEASEBACK TRANSACTION" means any arrangement with any person pursuant to which the Guarantor or any Subsidiary
      (US) leases any Principal Property that has been or is to be sold or transferred by the Guarantor or the Subsidiary (US) to such person, other than (1) temporary leases for the term, including renewals at the option of the lessee, of not more than five years, (2) leases between the Guarantor and a Subsidiary (US) or between Subsidiaries (US), (3) leases of Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the Principal Property, and (4) arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954;

      "VESSEL" means the Glomar class 456 ultra-deepwater drillship to be constructed by the Shipbuilder pursuant to the Shipbuilding Contract under hull number 1740 and to be registered on or prior to the Delivery Date in the name of the Lessor under the Panamanian flag under the name "GLOMAR IRISH SEA I" (further details of which are set out in the Head Lease);

      "VESSEL SYSTEMS" shall have the meaning given thereto in Clause 8.1.15; and

      "YEAR 2000 ISSUE" means the failure of computer software, hardware and firmware systems and equipment containing embedded computer chips to properly receive, transmit, process, manipulate, store, retrieve, re-transmit or in any other way utilise data and information due to the occurrence of the year 2000 or the inclusion of dates on or after 1 January, 2000.

      1.2    INTERPRETATION

             (A)    In this Guarantee and Indemnity references to:

                    (i) clauses, paragraphs, sub-paragraphs, or the schedule are, unless otherwise specified, references to clauses, paragraphs, sub-paragraphs of, and the schedule to, this Guarantee and Indemnity as from time to time amended in accordance with the provisions of this Guarantee and Indemnity;

                    (ii) any statute or other legislative provisions shall, unless otherwise specified, be read to include any statutory or legislative modification or re-enactment thereof, or substitution therefor;

                    (iii) this Guarantee and Indemnity or any other agreement or instrument shall include this Guarantee and Indemnity or such other agreement or instrument as it may from time to time be amended, novated, supplemented or substituted with the agreement of the parties hereto or thereto as the case may be;

                    (iv) "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organisation or government or other agency or political subdivision thereof or other entity of any kind;

                    (v) "ASSIGNEE" of a person shall include any person who has assumed all or some of the rights and/or obligations of the relevant person, whether by assignment, novation or otherwise;

                    (vi) reference to any person shall include its successors (whether of the same name or another name) and permitted assignees;

                    (vii) words denoting the singular number shall include the plural and vice versa;

                    (viii) the words "OTHER" and "OTHERWISE" shall not be construed ejusdem generis with any foregoing words where a wider construction is possible;

                    (ix) the "WINDING-UP" of a person also includes the amalgamation, reconstruction, reorganisation, administration, dissolution, liquidation, merger or consolidation of that person, and any equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets; and

                    (x) the words "INCLUDING" and "IN PARTICULAR" shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of the foregoing words.

             (B) Clause and other headings are for ease of reference only and shall not affect the interpretation of this Guarantee and Indemnity.


2.     GUARANTEE AND INDEMNITY

      2.1 In consideration of the Lessor, inter alia, entering, and agreeing to enter, into the Head Lease and the other Lease
      Documents to which it is or is to be a party, the Guarantor:

             2.1.1 as primary obligor and not as surety only, hereby unconditionally and irrevocably guarantees to the Lessor the due and punctual observance and performance by the Lessee and/or any other Primary
             Obligor of each and every one of the Guaranteed
             Obligations;

             2.1.2 hereby unconditionally and irrevocably covenants with and undertakes with the Lessor that in the event of a default by the Lessee and/or any other Primary
             Obligor in the observance or performance for whatever reason of any of the Guaranteed Obligations, as and when the same shall be expressed to be due to be observed or performed, the Guarantor shall forthwith on demand by the Lessor perform such Guaranteed
             Obligation or cause such Guaranteed Obligation to be performed, punctually as if such Guaranteed
             Obligation were performed by the Lessee and/or any other Primary Obligor; and

             2.1.3 hereby irrevocably and unconditionally undertakes, covenants and agrees with the Lessor as a primary obligation to indemnify the Lessor and keep the Lessor indemnified on demand and on a full indemnity basis for and against any and all Liabilities incurred or sustained by the Lessor in relation to and arising out of the failure of the Lessee and/or any other Primary Obligor duly and punctually to perform the Guaranteed Obligations.

      2.2 As a separate and alternative stipulation in addition to its liabilities in Clause 2.1, the Guarantor hereby unconditionally and irrevocably agrees with the Lessor that any of the Guaranteed Obligations which is expressed to be performed by the Lessee and/or any other Primary Obligor but which may not be recoverable from the Guarantor on the footing of a guarantee (whether by reason of the dissolution of the Lessee and/or any other Primary Obligor or any reconstruction or amalgamation in which or as a consequence of which the Lessee and/or any other Primary Obligor loses its respective separate corporate identity or any other fact or circumstance whatsoever and whether or not known or becoming known to the Lessor) shall nevertheless be recoverable from the Guarantor as if it were the principal debtor.

      2.3 In addition to its liabilities under Clauses 2.1 and 2.2 above the Guarantor shall pay or cause to be paid to the Lessor on demand interest at the Default Rate (both before and after judgment) accruing on a day to day basis, and on the basis of a 365 day year (or a 360 day year when the amount in respect of which Default Interest is payable under this Clause 2.3 is denominated in a currency where it is customary for banks or financial institutions to calculate interest on such a basis), on each amount (or any part thereof) for the time being due to the Lessor under this Guarantee and Indemnity and unpaid from the date of demand on the Guarantor for payment until payment is made (but excluding the day on which value for any payment made is received by the Lessor).

      2.4 the Guarantor hereby agrees that for the purposes of this Guarantee and Indemnity, service by the Lessor on the Lessee of a Termination Notice shall constitute a valid and effective service of such notice and the Lessee shall be conclusively deemed to have become liable to make the payments expressed in Clause 21.5 of the Head Lease to be payable by the Lessee to the Lessor upon service of such notice, notwithstanding that, as between the Lessee and the Lessor, the Lessor is, by virtue of any laws of England and Wales or any other applicable jurisdiction, relating to bankruptcy, insolvency or administration or any similar laws, prohibited from serving such notice, repossessing the Vessel or commencing or continuing any proceedings or other legal process in England and Wales or such other jurisdiction against the Lessee would not be effective according to its terms.

3.     DEMANDS AND CERTIFICATES

      3.1 In order to make any demand under this Guarantee and Indemnity the Lessor shall serve upon the Guarantor a notice in writing.

      3.2 Any certificate from any director, officer or authorised person of the Lessor or any agent of the Lessor contained in any demand, notice or other communication given or made by the Lessor under this Guarantee and Indemnity in relation to the amount of the Guarantor's liability in relation to the Guaranteed Obligations or any other amount payable by the Guarantor under this Guarantee and Indemnity shall be prima facie evidence that the facts stated in such certificate are true and correct.

      3.3 The Guarantor acknowledges and agrees with the Lessor that, whenever the Lessor cannot reasonably ascertain with certainty the amount of any liability of the Lessee and/or any other Primary Obligor to the Lessor under any of the Guaranteed Agreements, the Lessor may make demand on the Lessee and/or any other Primary Obligor on the basis of a provisional estimate thereof by the Lessor, and if any such demand is not satisfied in full the Lessor may make demand on the Guarantor under this Guarantee and Indemnity in accordance with and subject to Clause 2 for the sum so demanded from the Lessee and/or any other Primary Obligor.
      Without prejudice to Clauses 2 and 3.2, the Guarantor agrees that no such demand on the Guarantor shall be vitiated or invalidated if it subsequently transpires that the amount demanded from the Lessee, any other Primary Obligor or the Guarantor was less than or greater than the amount which was properly due. If it subsequently transpires that an amount
      (including interest) paid by the Guarantor was greater than the amount which was properly due from the Guarantor, the Lessor shall refund the excess to the Guarantor together with an amount equal to interest at Base Rate on the excess from the date paid to the date refunded.

      3.4 Without prejudice to Clauses 3.1, 3.2 and 3.3 the Lessor may at any time and from time to time issue further or corrected demands on the Guarantor in respect of any Guaranteed
      Obligation.


4.     TIME AND INDULGENCE

      4.1 The Lessor shall be at liberty at all times and from time to time, whether before or after any demand for payment under this Guarantee and Indemnity and without discharging or in any way affecting the Guarantor's liability hereunder, to do all or any of the following:

             4.1.1 terminate, amend or novate or agree to the termination, amendment or novation (in accordance with the terms of the Guaranteed Agreements) any of the Guaranteed Agreements in any manner whatsoever;

             4.1.2 grant to the Lessee, any other Primary Obligor or to any other person any time or indulgence;

             4.1.3 terminate or cancel the Shipbuilding Contract and/or the purchase of the Vessel thereunder;

             4.1.4 deal with, exchange, renew, vary, release, modify or abstain from perfecting or enforcing any securities, guarantees or rights which the Lessor may now or hereafter have from or against the Lessee, any other
             Primary Obligor or any other person in respect of the respective obligations of the Lessee, any other
             Primary Obligor or such other person under or in respect of the Guaranteed Agreements or the transactions contemplated thereby;

             4.1.5 compound with, discharge or vary the liability of the Lessee, any other Primary Obligor or any other person or guarantor to the Lessee and/or any other Primary
             Obligor or concur in, accept or vary any compromise, arrangement or settlement with the Lessee, any other
             Primary Obligor or any other person or guarantor or concur in or vary any deed of arrangement or deed of assignment for the benefit of creditors of any such person;

             4.1.6 omit to prove or fail to maintain any right of proof for or to claim or enforce payment of any dividend or composition; and

             4.1.7 take or omit to take any security from the Lessee, any other Primary Obligor or any other person or guarantor in respect of the obligations of the Lessee and/or any other Primary Obligor under or in respect of the Guaranteed Agreements or the transactions contemplated thereby whether contemporaneously with this Guarantee and Indemnity or otherwise.


5.     CONTINUING SECURITY

      5.1 This Guarantee and Indemnity shall be a continuing security and accordingly:

             5.1.1 shall be binding on the Guarantor and its successors and assigns;

             5.1.2 shall not be discharged by any partial payment by the Lessee, any other Primary Obligor or any other person under or in respect of any of the Guaranteed
             Agreements;

             5.1.3 shall extend to cover the balance due at any time from the Lessee and/or any other Primary Obligor to the Lessor under or in respect of the Guaranteed
             Agreements or the transactions contemplated thereby;

             5.1.4 shall be in addition to and not in substitution for or derogation of any other security which the Lessor may at any time hold in respect of the obligations of the Lessee and/or any other Primary Obligor under or in respect of the Guaranteed Agreements or the transactions contemplated thereby;

             5.1.5 except to the extent that the Lessor expressly waives the Guarantor's obligations under this Guarantee and Indemnity, shall not be discharged or in any way affected by any action taken or not taken by the Lessor; and

             5.1.6 shall not be discharged or in any way affected by any merger with any other person or persons or restructuring of any nature whatsoever of, or any change of name by, the Lessee and/or any other
             Primary Obligor, or the disposal of any interest in the Lessee and/or any other Primary Obligor (whether or not the same is consented to, or otherwise approved by, the Lessor).

6.     NO COMPETITION

      6.1 From the date or dates upon which any demand is properly made against the Guarantor under this Guarantee and Indemnity until such time as the Lessor has received, and is entitled to retain, payment of the Guaranteed Obligations in full, the Guarantor shall not:

             6.1.1 claim any set-off or counterclaim against the Lessee and/or any other Primary Obligor in respect of any payment by the Guarantor hereunder or in respect of any outstanding actual or contingent liability between the Guarantor and the Lessee and/or any other Primary Obligor; or

             6.1.2 make or enforce any claim or right (including a right of subrogation or contribution) against the Lessee and/or any other Primary Obligor or prove in competition with the Lessor in the event of the liquidation of the Lessee and/or any other Primary
             Obligor in respect of any payment by the Guarantor hereunder or in respect of any outstanding actual or contingent liability between the Guarantor and the Lessee and/or any other Primary Obligor; or

             6.1.3 in competition with the Lessor claim the benefit of any security or guarantee now or hereafter held by the Lessor for any money or liabilities due or incurred by the Lessee and/or any other Primary
             Obligor to the Lessor or any share therein.


7.     GUARANTOR'S OBLIGATIONS

      7.1 The Guarantor's obligations under this Guarantee and Indemnity are those of primary obligor and exist irrespective of any total or partial invalidity, illegality or unenforceability of any of the Guaranteed Agreements.

      7.2 The Lessor shall not be obliged before making demand under or taking steps to enforce this Guarantee and Indemnity:

             7.2.1 to take action or obtain judgment against the Lessee, any other Primary Obligor or any other person in any court or tribunal; or

             7.2.2 to make or file any claim in a bankruptcy or liquidation of the Lessee, any other Primary Obligor or any other person; or

             7.2.3 to exercise diligence against the Lessee, any other Primary Obligor or any other person under any of the Guaranteed Agreements or the transactions contemplated thereby.

      7.3 The Guarantor waives and agrees not to enforce or claim the benefit of any and all rights it has or may from time to time have as surety under any applicable law which is or may be inconsistent with any of the provisions of this Guarantee and Indemnity.


8.     REPRESENTATIONS AND WARRANTIES

      8.1 The Guarantor acknowledges that the Lessor has entered into the Lease Documents in full reliance on representations and warranties by the Guarantor in the terms set out in this Clause 8 and the Guarantor now represents and warrants to the Lessor that the following statements are at the date hereof true and accurate, namely that:

             8.1.1 the Guarantor is a company duly incorporated and validly existing under the laws of the State of Delaware in the United States of America and has the corporate power and authority to own its assets and carry on its business as it is being presently conducted and to enter into and perform its obligations under this Guarantee and Indemnity and to consummate the transactions contemplated hereby;

             8.1.2 the execution, delivery and performance by the Guarantor of this Guarantee and Indemnity and the consummation of the transactions contemplated hereby have been duly authorised by all necessary or appropriate corporate action on the part of the Guarantor, do not require any shareholder approval, or approval or consent of any trustee or holders of any indebtedness or obligations of the Guarantor except such as have been duly obtained and are in full force and effect, and do not contravene or constitute a default under (aa) any law, governmental rule, regulation or decree, directive, convention, treaty, judgment, injunction or any official or judicial order binding on the Guarantor or any of its assets, (bb) its constitutional documents or (cc) any agreement consent or instruments to which it is a party or is binding upon it or any of its assets nor result in the creation or imposition of any Lien on any of its assets pursuant to the provisions of any such agreement, consent or instrument;

             8.1.3 this Guarantee and Indemnity constitutes, or when executed and delivered will constitute, the legal, valid and binding obligations of the Guarantor enforceable in accordance with its terms subject to general principles of equity and the law affecting creditors' rights generally;

             8.1.4 no authorisation, approval, consent, licence, exemption, registration, recording, filing or notarisation and no payment of any duty or tax and no other action whatsoever which has not been duly and unconditionally obtained, made or taken is necessary or desirable to ensure the validity, enforceability or priority of the liabilities and obligations of the Guarantor or the rights of the Lessor under this Guarantee and Indemnity;

             8.1.5 no event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute a contravention of, or a default under, any agreement by which the Guarantor, its business or any of its assets is bound or affected, being a contravention or default which would be likely to either have a material adverse effect on the business, assets or financial or trading condition of the Guarantor or materially and adversely affect its ability to observe or perform its obligations under this Guarantee and Indemnity;

             8.1.6 no litigation, arbitration or administrative proceedings or claim which would be likely to, by itself or together with any other such proceedings or claims, either have a material adverse effect on its business, assets or financial or trading condition or materially and adversely affect its ability to observe or perform its obligations under this Guarantee and Indemnity is presently in progress or, to the best of the knowledge, information and belief of the Guarantor, pending or threatened against the Guarantor, its business or any of its assets;

             8.1.7  No Termination Event has occurred and is continuing;

             8.1.8 the Guarantor has not taken any corporate action nor, to the best of its knowledge and belief, have any other steps been taken or legal proceedings been started or threatened against it for its winding up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues;

             8.1.9 under applicable laws of the State of Delaware and the federal laws of the United States of America in force at the date hereof the Guarantor is not required to deduct any Taxes from any payments that it may be required to make under this Guarantee and Indemnity;

             8.1.10 the Guarantor is conducting its business in all material respects in compliance with all applicable laws, regulations and government directives and the Guarantor has obtained all material licences, permissions, authorisations and consents necessary for the conduct of its business and to the best of its knowledge and belief after due and proper enquiry all such licences, permissions, authorisations and consents are in full force and effect;

             8.1.11 the audited consolidated accounts of the Guarantor for the period ending 31st December 1997 have been prepared in accordance with generally accepted accounting principles and practices in the United
             States of America consistently applied and fairly represent the financial condition of the Group at that date and the results of their operations for the accounting period ended on that date, and there has been no material adverse change in the consolidated financial condition of the Group since that date;

             8.1.12 there have been no significant losses not disclosed either in the accounts referred to in Clause 8.1.11 or otherwise disclosed to the Lessor in writing;

             8.1.13 to the best of the knowledge, information and belief of the Guarantor, all information furnished by the Guarantor to the Lessor relating to the transactions contemplated by the Guaranteed Agreements is true and accurate in all material respects and there are no omissions of material facts or misleading information contained in such information;

             8.1.14 to the best of the knowledge, information and belief of the Guarantor, neither the Guarantor nor any of its property or assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, attachment or other legal process in any jurisdiction;

             8.1.15 the Lessee and the other Primary Obligors are wholly owned direct or indirect Subsidiaries (US) of the Guarantor;

             8.1.16 the Guarantor is reviewing the effect of the Year 2000 Issue on the material computer software, hardware and firmware systems and equipment containing embedded microchips owned or operated by itself, the Lessee and the Sub-Lessee on board the Vessel (the "VESSEL SYSTEMS"). The costs of any reprogramming and testing required as a result of the Year 2000 Issue to permit the proper functioning of the Vessel Systems and the proper processing of data are not reasonably expected to result in a default by the Guarantor in respect of its obligations under this Guarantee and Indemnity or to have a materially adverse effect on the business, assets, operations, prospects or condition (financial or otherwise) of the Guarantor.

             8.1.17 each member of the Group has complied in all material respects with all Taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it and no claims are being asserted against any member of the Group with respect to Taxes which, if adversely determined, would be likely either to have a material adverse effect on the business or assets or financial condition of the Group as a whole or materially and adversely to affect the Guarantor's ability to observe and perform its obligations under this Guarantee and Indemnity;

             8.1.18 no stamp or registration duty or similar taxes or charges are payable in the States of Delaware or Texas or under the federal laws of the United States of America in respect of this Guarantee and Indemnity or any of the other Lease Documents; and

             8.1.19 subject to any qualifications contained in the Delaware legal opinions addressed to the Lessor (as referred to in Schedule 5 to the Head Lease) the choice of English law to govern this Guarantee and Indemnity is a valid choice of law and English law will accordingly be applied by the courts in the State of Delaware and the federal courts of the United States of America if this Guarantee and Indemnity or any claim hereunder comes under their jurisdiction upon proof of the relevant provisions of English law. The submission hereunder by the Guarantor to the jurisdiction of the courts of England and the appointment by the Guarantor of process agents in England to accept service of process in respect of the jurisdiction of such courts is valid and binding upon the Guarantor.

      8.2 The representations and warranties by the Guarantor contained in Clause 8.1 (other than Clauses 8.1.3, 8.1.4, 8.1.9, 8.1.11, 8.1.15, 8.1.17 and 8.1.18) shall be deemed to be repeated on and as of each Instalment Date as if made with reference to the facts and circumstances existing at such date (but so that the representation and warranty in Clause 8.1.12 shall for this purpose refer to the then latest audited consolidated financial accounts of the Guarantor).

      8.3 The representations and warranties contained in this Clause 8 and the rights of the Lessor in respect thereof shall survive the execution and delivery of this Guarantee and Indemnity.

9.     COVENANTS

      The Guarantor hereby covenants with the Lessor that, so long as it remains under any liability, actual or contingent, under this Guarantee and Indemnity:

             9.1 it will provide to the Lessor such financial and other information relating to the Group as is publicly available or as the Guarantor makes available to its creditors generally including, without limitation, copies of the quarterly and annual consolidated audited accounts of the Guarantor and the Group no later than 60 days after the end of the quarterly period or 180 days after the end of the annual period (as the case may be) to which they relate;

             9.2 it will provide to the Lessor promptly, such further information in the possession or control of the Guarantor or of any of its Subsidiaries (US) regarding the financial condition and operations of the Guarantor or any of its Subsidiaries (US), as the Lessor may reasonably request;

             9.3 it will at all times, and from time to time, obtain, maintain, preserve and keep in full force and effect any permits, consents, licences and other authorisations governmental or otherwise as are from time to time necessary for the performance of its obligations under this Guarantee and Indemnity and comply in all material respects with any conditions attached thereto;

             9.4 except with the prior written consent of the Lessor, not take or accept any Lien (as defined in the Head
             Lease) from the Lessee, any other Primary Obligor or any other person in respect of the Guarantor's liability under this Guarantee and Indemnity PROVIDED HOWEVER THAT any such Lien (as defined in the Head
             Lease) taken with or without such consent shall be held by the Guarantor for the benefit of and on trust for the Lessor so long as the Guarantor remains under any actual or contingent liability under this Guarantee and Indemnity;

             9.5 forthwith notify the Lessor if the Guarantor becomes aware of the occurrence of (i) any Termination Event and (ii) any Guarantor Credit Event;

             9.6 it shall procure that the Lessee and the other Primary Obligors shall remain Subsidiaries (US) of the Guarantor;

             9.7 it shall take all commercially reasonable action to complete in all material respects by 31 September
             1999, the reprogramming and testing of all Vessel
             Systems needed as a result of the Year 2000 Issue to permit the proper functioning of the Vessel Systems.
             At the request of the Lessor, the Guarantor shall provide to the Lessor reasonable assurance of its compliance with this Clause 9.7;

             9.8 its obligations hereunder do and will rank at least pari passu with all other present and future unsecured unsubordinated obligations of the Guarantor other than obligations preferred by laws applicable to corporations generally in the State of Delaware and the federal laws of the United States of America.

             9.9 Subject to Clause 9.10, the Guarantor shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership and other existence of each of its Subsidiaries (us) and all rights (charter and statutory) and franchises of the Guarantor and its Subsidiaries (us), provided that the Guarantor shall not be required to preserve the corporate existence of any Subsidiary (US) of the Guarantor (excluding in all events the Lessee and, prior to the Delivery Date, the Option Party) or any such right or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Guarantor and its Subsidiaries (US) taken as a whole and that the loss thereof would not have a material adverse effect on the business, prospects, assets or financial condition of the Guarantor and its Subsidiaries (US) taken as a whole and would not have any material adverse effect on the payment and performance of the obligations of the Guarantor under this Guarantee and Indemnity.

             9.10 The Guarantor shall not, in any transaction or series of transactions, consolidate with or merge into any person, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to any person, unless:

                    (1)    either (a) the Guarantor shall be the
                    continuing corporation or (b) the person (if other than the Guarantor) formed by such consolidation or into which the Guarantor is merged, or to which such sale, lease, conveyance, transfer or other disposition shall be made (collectively, the "Successor"), is organised and validly existing under the laws of the United States of America, any political subdivision thereof or any State thereof or the District of Columbia, and expressly assumes the performance of the Guarantor's covenants and obligations under this Guarantee and Indemnity;

                    (2) immediately after giving effect to such transaction or series of transactions, no Termination Event shall have occurred and be continuing or would result therefrom; and

                    (3) the Guarantor delivers to the Lessor a certificate certified by a duly authorised officer of the Guarantor and a legal opinion in form satisfactory to the Lessor, each stating that the transaction complies with this Guarantee and Indemnity.

             9.11 The Guarantor will not, and will procure that none of its Subsidiaries (US) will, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, sell, transfer, or otherwise dispose of all or a substantial part of the Assets of the Guarantor or such Subsidiary (US) (in the case of a Subsidiary (US), being Assets which are substantial in relation to the Guarantor and its Subsidiaries
             (US) taken as a whole), provided that the Guarantor and any of its Subsidiaries (US) may, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, sell, transfer, or otherwise dispose of all or a substantial part of the Assets of the Guarantor or such Subsidiary (US) (in the case of a Subsidiary (US), being assets which are substantial in relation to the Guarantor and its Subsidiaries
             (US) taken as a whole) if the Board of Directors shall determine that the retention of such Assets is no longer desirable in the conduct of the business of the Guarantor and its Subsidiaries (US) taken as a whole and that the disposal thereof would not have a material adverse effect on the business, prospects, assets or financial condition of the Guarantor and its Subsidiaries (US) taken as a whole and would not have any material adverse effect on the payment and performance of the obligations of the Guarantor under this Guarantee and Indemnity.

      9.12   Limitation on Liens

             The Guarantor shall not, and shall not permit any of its Subsidiaries (US) to, issue, assume or guarantee any Indebtedness for borrowed money secured by any Lien upon any Principal Property or any shares of stock or indebtedness of any Subsidiary (US) that owns or leases a Principal Property (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired) without making effective provision whereby the Guaranteed Obligations (together with, if the Guarantor shall so determine, any other Indebtedness or other obligation of the Guarantor) shall be secured equally and ratably with (or, at the option of the Guarantor, prior to) the Indebtedness so secured for so long as such Indebtedness is so secured. The foregoing restrictions will not, however, apply to Indebtedness secured by Permitted Liens.

             Notwithstanding the foregoing, the Guarantor and its Subsidiaries (US) may, without securing the liability of the Guaranteed Obligations, issue, assume or guarantee Indebtedness that would otherwise be subject to the foregoing restrictions in an aggregate principal amount that, together with all other such Indebtedness of the Guarantor and its Subsidiaries
             (US) that would otherwise be subject to the foregoing restrictions (not including Indebtedness permitted to be secured under the definition of Permitted Liens) and the aggregate amount of Attributable Indebtedness deemed outstanding with respect to Sale/Leaseback Transactions (other than those in connection with which the Company has voluntarily retired any Pari Passu Indebtedness or any Funded Indebtedness pursuant to Clause 9.12(c)) does not at any one time exceed fifteen percent. (15%) of Consolidated Net Tangible Assets of the Guarantor and its consolidated Subsidiaries (US).

             9.13   Limitation on Sale/Leaseback Transactions

             The Guarantor shall not, and shall not permit any Subsidiary (US) to, enter into any Sale/Leaseback
             Transaction with any person (other than the Guarantor or a Subsidiary (US)) unless:

                    (a) the Guarantor or such Subsidiary (US) would be entitled to incur Indebtedness in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback
                    Transaction secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to Clause 9.13 without equally and ratably securing the obligations of the Guarantor under the Guarantee and Indemnity pursuant to such covenant;

                    (b) after the date of this Guarantee and Indemnity and within a period commencing nine months prior to the consummation of such Sale/Leaseback Transaction and ending nine months after the consummation thereof, the Guarantor or such Subsidiary (US) shall have expended for property used or to be used in the ordinary course of business of the Guarantor and its Subsidiaries (US) an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction and the Guarantor shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (c) below or as otherwise permitted);
                    or

                    (c) the Guarantor, during the nine-month period after the effective date of such Sale/Leaseback Transaction, shall have applied to either (i) the voluntary defeasance or retirement of any Pari Passu Indebtedness or any Funded Indebtedness or (ii) the acquisition of one or more Principal
                    Properties at fair value, an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction and the fair value, as determined by the board of directors of the Guarantor and evidenced by a board resolution, of such property at the time of entering into such Sale/Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by the Guarantor as set forth in clause (b) above), less an amount equal to the sum of the principal amount of Pari Passu Indebtedness and Funded Indebtedness voluntarily defeased or retired by the Guarantor plus any amount expended to acquire any Principal Properties at fair value, within such nine-month period and not designated as a credit against any other Sale/Leaseback Transaction entered into by the Guarantor or any Subsidiary (US) during such period.

             9.14 The Guarantor hereby covenants with the Lessor that, so long as it remains under any liability, actual or contingent, under this Guarantee and Indemnity it shall provide to the Lessor a certificate, signed by a Director of the Guarantor, stating that (i) the Lessee is complying with clause 11.7(c) of the Head
             Lease and (ii) the Guarantor shall procure that the Lessee will continue to comply with clause 11.7(c) of the Head Lease, such certificate to be provided at the same time as it is required to provide to the Lessor the annual consolidated audited accounts of the Guarantor and the Group pursuant to Clause 9.1.


10.    PAYMENTS AND TAXES

10.1   PAYMENTS

10.1   PAYMENTS AND TAXES

             (a) All sums payable to the Lessor pursuant to or in connection with this Guarantee or Indemnity shall be paid in full without any set-off or counterclaim whatsoever and free and clear of all deductions or withholdings whatsoever save only as may be required by law.

             (b) If any deduction or withholding is required by law in respect of any payment due to the Lessor pursuant to or in connection with this Guarantee and Indemnity or any document contemplated by or entered into pursuant hereto, the Guarantor shall:

                    (i) ensure or procure that the deduction or withholding is made and that it does not exceed the minimum legal requirement therefor;

                    (ii) pay, or procure the payment of, the full amount deducted or withheld to the relevant
                    Taxation or other authority in accordance with the applicable law;

                    (iii) increase the payment in respect of which the deduction or withholding is required so that the net amount received by the Lessor after the deduction or withholding (and after taking account of any further deduction or withholding which is required to be made which arises as a consequence of the increase) shall be equal to the amount which the Lessor would have been entitled to receive in the absence of any requirement to make a deduction or withholding; and

                    (iv) promptly deliver or procure the delivery to the Lessor of appropriate receipts evidencing the deduction or withholding which has been made.

             (c) If the Lessor determines in its absolute discretion that it has received, realised, utilised and retained a Tax benefit by reason of any deduction or withholding in respect of which the Guarantor has made an increased payment or paid a compensating sum under this Clause 10.1 the Lessor shall, provided the Lessor has received all amounts which are then due and payable under any of the provisions of this Guarantee and Indemnity, pay to the Guarantor (to the extent that the Lessor can do so without prejudicing, the amount of that benefit and the right of the Lessor to obtain any other benefit relief or allowance which may be available to it) as soon as reasonably practicable such amount, if any, as the Lessor shall determine in its absolute discretion will leave the Lessor in no better and no worse position than the Lessor would have been in if the deduction or withholding had not been required,

             PROVIDED THAT:

                    (i) the Lessor shall have an absolute discretion as to the time at which and the order and manner in which it realises or utilises any Tax benefit;

                    (ii) the Lessor shall not be obliged to disclose any information regarding its business, Tax affairs or Tax computations;

                    (iii) if the Lessor has made a payment to the Lessee pursuant to Clause 10.1(c) on account of any Tax benefit and it subsequently transpires that the Lessor did not receive that Tax benefit, or received a lesser Tax benefit, the Guarantor shall pay on demand to the Lessor such sum as the Lessor may determine as being necessary to restore the after-Tax position of the Lessor to that which it would have been had no adjustment under this proviso (iii) been necessary.

                    (iv) the Lessor shall not be obliged to make any payment under this Clause 10.1 if, by doing so, it would contravene the terms of any applicable law or any notice, direction or requirement of any governmental or regulatory authority (whether or not having the force of law);

             PROVIDED FURTHER THAT if the Guarantor requests the Lessor, in writing, to make an application pursuant to the provisions of a double tax treaty for relief (whether in whole or in part) in respect of any deduction or withholding required by law, the Lessor shall (at the cost of the Guarantor) take such action as the Guarantor shall reasonably request to make such application to an applicable Tax authority. If the Lessor subsequently obtains a repayment (whether in whole or in part) of such deduction or withholding from that Tax authority in circumstances where the Guarantor has made an increased payment or paid a compensating sum under this Clause 10.1 the Lessor shall, provided that the Lessor has received all amounts which are then due and payable by the Guarantor under any of the provisions of this Guarantee and Indemnity, pay to the Guarantor as great an amount of the repayment as possible as will leave the Lessor in no worse position than the Lessor would have been in if the deduction or withholding had not been required.

10.2   VALUE ADDED TAX

             (a) If the Lessor makes any supply for Value Added Tax purposes pursuant to or in connection with this Guarantee and Indemnity or any transaction or document contemplated herein, the Guarantor shall (save to the extent that the Lessor is entitled to be indemnified in respect of that Value Added Tax by an increased payment under Clause 10.2(b) below) at such time as the Lessor certifies to the Guarantor that any amount of VAT payable in respect of that supply has not been paid to the Lessor and having duly accounted for such VAT to Customs and Excise at the correct time and having duly claimed bad debt relief in respect of that VAT the Lessor either has or has not received such relief, pay on demand to the Lessor an amount equal to the aggregate of any Value Added
             Tax which is payable in respect of that supply and has not been the subject of bad debt relief and interest on an amount equal to any Value Added Tax payable in respect of the supply at LIBOR ascertained in respect of the date on which such VAT was accounted for to Customs and Excise for the period from that date until the date of the Lessor's certificate or the date upon which bad debt relief is received.

             (b) Save where expressly provided to the contrary, all payments made under this Guarantee and Indemnity are calculated without regard to Value Added Tax. If any such payment constitutes the whole or any part of the consideration for a taxable or deemed taxable supply (whether that supply is taxable pursuant to the exercise of an option or otherwise), the amount of that payment shall be increased by an amount equal to the amount of Value Added Tax which is chargeable in respect of the taxable supply in question PROVIDED
             THAT the Lessor shall not be liable to pay an amount in respect of Value Added Tax until such time as, and to the extent that it receives a credit for such VAT as "INPUT TAX", as defined in sub-section (1) of section 24 of VATA, under sections 25 and 26 of VATA, in which case such payment shall be made as soon as practicable after the credit is received.

             (c) If any amount of Value Added Tax paid by the Lessor pursuant to this Guarantee and Indemnity shall be Irrecoverable VAT, the Guarantor shall forthwith on demand by the Lessor indemnify the Lessor and keep the Lessor fully indemnified at all times against such Irrevocable VAT PROVIDED THAT if the Lessor determines that such Irrecoverable VAT subsequently proves to be recoverable, the Lessor shall pay to the Guarantor such amount, if any, as the Lessor in its absolute discretion shall determine will leave the Lessor in no better and no worse a position than the Lessor would have been in if no payment had been made by the Guarantor to the Lessor under this Clause 10.2(c).


11.    ADDITIONAL SECURITY

             This Guarantee and Indemnity is in addition to and is not to prejudice, or be prejudiced by, any other guarantee or security for the obligations of the Lessee, any other
      Primary Obligor or any other person under the Guaranteed
      Agreements or otherwise now or hereafter held by the Lessor and it shall not be necessary for the Lessor before claiming payment under this Guarantee and Indemnity to resort to or seek to enforce any other guarantee or security in respect of the said obligations of the Lessee, any other Primary
      Obligor or any other person.

12.    ACKNOWLEDGEMENT AND DECLARATION

12.1   The Guarantor agrees, acknowledges and declares that:

             12.1.1 if any payment received by the Lessor in respect of monies owing or due and payable by the Lessee and/or any other Primary Obligor shall on the subsequent insolvency or liquidation of the Lessee and/or any other Primary Obligor be avoided under any laws relating to insolvency or liquidation, such payment shall not be considered as discharging or diminishing the liability of the Guarantor under this Guarantee and Indemnity and this Guarantee and Indemnity shall continue to apply as if such payment had at all times remained owing by the Lessee and/or any other Primary Obligor;

             12.1.2 this Guarantee and Indemnity shall remain the property of the Lessor and notwithstanding that all monies and liabilities due or incurred by the Lessee and/or any other Primary Obligor to the Lessor which are guaranteed hereunder shall have been fully paid and discharged the Lessor shall be entitled not to discharge this Guarantee and Indemnity or any security held by the Lessor for the obligations of the Guarantor hereunder until the Guarantor shall have procured that the Lessor receives legal opinions in form and content reasonably satisfactory to the Lessor in relation to the risk to the Lessor of payments received by the Lessor being avoided, set aside or being required to be repaid in the event of bankruptcy, winding-up or any similar proceedings being commenced in respect of the Lessee and/or any other Primary Obligor and in the event of bankruptcy, winding-up or any similar proceedings being commenced in respect of the Lessee and/or any other Primary Obligor the Lessor shall be at liberty not to discharge this Guarantee and Indemnity or any security held by the Lessor for the obligations of the Guarantor hereunder for and during such further period as the Lessor may reasonably determine;

             12.1.3 if the Guarantor has not paid to the Lessor the full amount of all sums then due under this Guarantee and Indemnity the Lessor shall be entitled, for the purpose of enabling the Lessor to sue the Lessee, any other Primary Obligor and/or any other guarantor of the liabilities which are guaranteed by this Guarantee and Indemnity or for proving in its or their liquidation or in any similar proceedings for any monies due and unpaid by the Lessee and/or any other Primary Obligor to the Lessor, at any time place and keep for such time as it may think fit any monies received hereunder, or under any of such other guarantees or from any other person, to the credit of an interest bearing securities realised account or accounts without any obligation on the part of the Lessor to apply the same or any part thereof in or towards the discharge of the indebtedness and liabilities of the Lessee and/or any other Primary
             Obligor to the Lessor;

             12.1.4 it has received executed copies of, and is aware of the terms of, the Guaranteed Agreements; and

             12.1.5 in respect of the Guarantor's liability hereunder after the Lessor has made any demand for payment, the Lessor upon giving the Guarantor notice (except where set off operates by law) shall be entitled to set off the Guarantor's liability against any credit balance to which the Guarantor is beneficially entitled on any account or accounts which the Guarantor may have at any of the offices or branches of any member of Barclays Bank plc and to retain as security for the discharge of the Guarantor's liabilities all securities or other property of the Guarantor held by the Lessor (whether for safe custody or otherwise) PROVIDED THAT nothing herein contained shall apply to create any charge which depends for its validity on being duly recorded in any public registry.


13.    ASSIGNMENT

13.1   ASSIGNMENT BY LESSOR

      The Guarantor acknowledges and agrees that the Lessor shall be entitled at any time and from time to time to assign, transfer or otherwise dispose of all of its interest in the Vessel together with this Guarantee and Indemnity and the Lease Documents to which it is a party to any person to whom the Lessor may assign, transfer or otherwise dispose of all of its interest in the Vessel and the benefit and burden of the Lease Documents to which it is a party pursuant to Clause 28 of the Head Lease provided that, the Guarantor shall not be required to suffer or incur any greater cost under this Guarantee and Indemnity than would have been the case but for such assignment.

13.2   ASSIGNMENT BY GUARANTOR

      Save as contemplated by Clause 9.10 the Guarantor may not assign, transfer or part with any of its rights or obligations under this Guarantee and Indemnity or any of the Lease Documents without the prior written consent of the Lessor.


14.    COSTS AND EXPENSES

             The Guarantor shall indemnify the Lessor, on a full indemnity basis, from and against, and on demand reimburse the Lessor for, all costs, charges and expenses, properly incurred following a Relevant Event by the Lessor in connection with or incidental to the protection and preservation of the security hereby constituted or the exercise or enforcement of, or in endeavouring to exercise or enforce, any right or remedy conferred upon the Lessor hereunder or by law including in connection with any action brought by the Lessor to recover any payment due hereunder, or relating to any breach of any covenant or obligation in this Guarantee and Indemnity, whether or not any such action progresses to judgment.


15.    MISCELLANEOUS

15.1   DELAY IN ENFORCEMENT, WAIVERS ETC.

             All waivers of any right, power or privilege by either party hereto shall be in writing signed by such party. No failure or delay on the part of either party in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power preclude any other or further exercise of any such right or power. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law or in equity.

15.2   Variation

      This Guarantee and Indemnity shall only be amended, modified or varied by an instrument in writing executed by or on behalf of the parties hereto.

15.3   INVALIDITY

      If any term or provision of this Guarantee and Indemnity or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable under any applicable law neither the remainder of this Guarantee and Indemnity or application of such term or provision to persons or circumstances other than those as to which it is already invalid or unenforceable shall be affected thereby nor shall the validity, legality and enforceability of such term or provision under the laws of any other jurisdiction be in any way affected or impaired.

15.4   NOTICES

             15.4.1 Any demand, consent, record, election or notice (a "NOTICE") required or permitted to be given by either party to the other under this Guarantee and Indemnity shall be in writing and sent by first-class prepaid airmail post or delivered by hand or sent by fax addressed as follows:

                    (i)    if to the Guarantor to:

                    Global Marine Inc.
                    777 North Eldridge Parkway
                    Houston
                    Texas 77079
                    United States of America

                    Fax:   +(1) 281 596 5196
                           Attention:     General Counsel


                    (ii)   if to the Lessor to:

                           BMBF (No.12) Limited
                           Churchill Plaza
                           Churchill Way
                           Basingstoke
                           Hampshire
                           RG21 7GL

                           Fax:          +(44) (0)1256 810 283
                           Attention:           Company Secretary
                           Referring to: "Schedule Number 52/5050 5371-3"

             or in each case to such address or facsimile number as one party may, by not less than three (3) Houston
             Business Days' notice, notify in writing to the other party hereto.

             15.4.2 Any notice shall be deemed to have been given or received to or by the party to whom it is addressed ten (10) days following posting, if posted by first class prepaid airmail post and on receipt, if delivered by hand. Any notice sent by fax shall be treated as received only when the sender has received a fax by return from the recipient acknowledging receipt.

15.5   APPLICABLE LAW

             This Guarantee and Indemnity shall be governed by and construed, and performance thereof shall be determined, in accordance with the laws of England.

15.6   COUNTERPARTS

             This Guarantee and Indemnity may be executed in several counterparts and any single counterpart or set of counterparts, signed in either case by all of the parties, shall be deemed to be an original, and all taken together shall constitute one and the same instrument.

15.7   FURTHER ASSURANCES

             The Guarantor agrees from time to time, and at the Guarantor's expense, to do and perform such other and further acts and execute and deliver any and all such other instruments as may be required by law or reasonably requested by the Lessor to establish, maintain and protect the rights and remedies of the Lessor and to carry out and effect the intent and purpose of this Guarantee and Indemnity and the other Lease Documents.

15.8   ENTIRE AGREEMENT

             This Guarantee and Indemnity, in conjunction with the Lease Documents and any letter agreements of even date herewith between the Guarantor and the Lessor, constitutes the entire agreement between the parties hereto in relation to this Guarantee and Indemnity and supersedes all previous proposals, agreements and other written and oral communications in relation thereto.


16.    SUBMISSION TO JURISDICTION

      16.1 For the exclusive benefit of the Lessor, the Guarantor hereby submits to the non-exclusive jurisdiction of the courts of England with regard to this Guarantee and Indemnity. By its execution and delivery of this Guarantee and Indemnity, the Guarantor:

             (i) hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts with respect to this Guarantee and Indemnity;

             (ii) waives any objections on the grounds of venue or forum non conveniens or any similar grounds and agrees that legal proceedings in any one or more jurisdictions shall not preclude legal proceedings in any other jurisdiction with respect to this Guarantee and Indemnity; and

             (iii) agrees that final judgment against it in any action or proceedings shall be conclusive and may be enforced in any other jurisdiction with respect to this Guarantee and Indemnity within or outside
             England by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and of the amount of its indebtedness.

      16.2 The Guarantor, in the case of the courts of England, hereby designates, appoints and empowers WFW Legal Services Limited
      (ref. CALP/2628.16002) at its registered office for the time being, currently 15 Appold Street, London EC2A 2HB to receive, for and on behalf of it, service of process in such jurisdiction in any legal action or proceedings with respect to this Guarantee and Indemnity. The Guarantor undertakes to maintain an agent for the service of process in England at all times whilst the Guarantor has any liability, actual or contingent, under this Guarantee and Indemnity. It is understood that a copy of any process served as above will be promptly forwarded (if necessary) by first class prepaid mail to the Guarantor, but the failure of the Guarantor to receive such copy shall not affect in any way the service of such process on the said person as the agent of the Guarantor.

      16.3 To the extent that the Guarantor or any of the property of the Guarantor is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any competent court, from service of process, from attachment prior to judgment, from attachment in aid of execution, or from execution prior to judgment, or other legal process in any jurisdiction, the Guarantor for itself and its property does hereby irrevocably and unconditionally waive, and agrees not to plead or claim, any such immunity with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Guarantee and Indemnity or the subject matter hereof or thereof.


17.    JUDGMENT CURRENCY

             If, under any applicable law, whether as a result of a judgment against the Guarantor or the liquidation of the Guarantor or for any other reason, any payment under or in connection with this Guarantee and Indemnity is made or is recovered in a currency (the "OTHER CURRENCY") other than that in which it is required to be paid hereunder (the "ORIGINAL CURRENCY") then, to the extent that the payment (when converted at the rate of exchange and after deducting commission on the date of payment or, in the case of a liquidation, the latest date for the determination of liabilities permitted by the applicable law) falls short of the amount which is required to be paid under or in connection with this Guarantee and Indemnity as aforesaid, the Guarantor shall as a separate and independent obligation fully indemnify the Lessor on demand against the amount of the shortfall; and for the purposes of this Clause 17 "RATE OF EXCHANGE" means the rate at which the Lessor is able as at 11.00 a.m. (London time) on the relevant date to purchase the Original Currency with the Other Currency.


18.    NATURE OF DOCUMENT

       This Guarantee and Indemnity is a deed.


IN WITNESS whereof the Guarantor and the Lessor have caused this Guarantee and Indemnity to be duly executed and delivered the day and year first above written.


EXECUTED AND DELIVERED        )
as a DEED by W. Matt Ralls    )    W. Matt Ralls
GLOBAL MARINE INC.            )
in the presence of:           )

Tony Price

SIGNED by T. Holgate          )    T. Holgate
For and on behalf of          )
BMBF (NO.12) LIMITED          )